                                                                       EXHIBIT 4


ANCHOR NATIONAL
Life Insurance Company                               [LOGO] Anchor National
11601 Wilshire Boulevard                                    a SunAmerica Company
Los Angeles, CA  90025

This is an annuity contract on the life of the Annuitant. We will make periodic annuity payments beginning on the Annuity Date, as set forth in this Contract. This Contract is owned by you, the Contract Owner.

This Contract has been issued in return for the attached application and for the initial Purchase Payment made.

                                TEN-DAY FREE LOOK

To be sure that you are satisfied with this Contract, you have a ten-day free look. Within ten days of the day you receive this Contract, it may be returned by delivering it or mailing it to us at our Annuity Service Office listed on the Contract Data Page, or to the agent through whom it was purchased. Within seven days of receipt of this Contract by us, we will pay you the Contract Value computed at the end of the Valuation Period during which this Contract is received by us.

Signed for the Company.



/s/ SUSAN L. HARRIS                         /s/ ROBERT P. SALTSMAN
--------------------------                  ------------------------------
Susan L. Harris                             Robert P. Saltzman
Secretary                                   President



                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                       DEFERRED VARIABLE ANNUITY CONTRACT

                                NONPARTICIPATING
                                  NO DIVIDENDS

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PLEASE READ THIS CONTRACT CAREFULLY, IT DEFINES YOU LEGAL RIGHTS AND IS A CONVENIENT SOURCE OF INFORMATION AND REFERENCE IN HELPING YOU FULLY UNDERSTAND AND BENEFIT FROM YOUR CONTRACT.

                    THE VARIABLE PROVISIONS OF THIS CONTRACT
                         CAN BE FOUND ON PAGES 6 AND 9.

                               CONTRACT DATA PAGE


ANNUITANT:                                           CONTRACT NUMBER:

  JOHN D. SMITH                                        009000001

ISSUE DATE:                                          CONTRACT OWNER:

  APRIL 25, 1990                                       JOHN D. SMITH

ANNUITY DATE:                                        INITIAL PURCHASE PAYMENT:

   AUGUST 01, 2016                                     $3,000.00

                                                     NON-QUALIFIED PLAN


ANNUITY SERVICE OFFICE:

         ANCHOR NATIONAL LIFE INSURANCE COMPANY
         ADMINISTRATIVE SERVICES
         P.O. BOX 1600
         DENVER, CO  80201-1600


                             MONEY MARKET PORTFOLIO
                      GOVERNMENT AND QUALITY BOND PORTFOLIO
                             FIXED INCOME PORTFOLIO
                                GROWTH PORTFOLIO
                              HIGH YIELD PORTFOLIO
                           AGGRESSIVE GROWTH PORTFOLIO
                          FOREIGN SECURITIES PORTFOLIO
                        CONVERTIBLE SECURITIES PORTFOLIO
                              MULTI-ASSET PORTFOLIO
                        AGGRESSIVE MULTI-ASSET PORTFOLIO
                           NATURAL RESOURCES PORTFOLIO
                              TARGET '98 PORTFOLIO
                                 GENERAL ACCOUNT

A TOTAL WITHDRAWAL OR A PARTIAL WITHDRAWAL IN EXCESS OF THE FREE WITHDRAWAL AMOUNT WILL BE SUBJECT TO A WITHDRAWAL CHARGE ON PURCHASE PAYMENTS WITHDRAWN BEFORE THE END OF THE FIFTH CONTRIBUTION YEAR. THE WITHDRAWAL CHARGE IS 5% IN THE FIRST CONTRIBUTION YEAR AND REDUCES BY 1% EACH FOLLOWING CONTRIBUTION YEAR, SO THAT THERE IS NO CHARGE IN THE SIXTH AND LATER CONTRIBUTION YEARS.

                                  FOR USE WITH
                          VARIABLE ANNUITY ACCOUNT ONE

                                   DEFINITIONS

ACCUMULATION PERIOD - The period between the Issue Date of this Contract and the Annuity Date, the build-up phase of this Contract.

ACCUMULATION UNIT - A unit of measurement which we use to calculate the Contract Value during the Accumulation Period.

ANNUITANT - The person designated in the Application and shown on the Contract Data Page to receive or who is actually receiving annuity payments. ANNUITIZATION - The process by which an Owner converts from the Accumulation Period to the Annuity Period. That is, you convert your Contract from the build-up phase to the phase during which the Annuitant receive periodic annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin.

ANNUITY PERIOD - The period starting on the Annuity Date.

ANNUITY UNIT - A unit of measurement we use to calculate the amount of Variable Annuity payments.

BENEFICIARY - The person designated to receive any benefits under this Contract upon the death of the Annuitant during the Accumulation Period. If the Owner dies during the Accumulation Period, the Beneficiary will, unless the Owner has elected otherwise, become the Owner of this Contract.

CONTRACT OWNER OR OWNER - You, the person having the privileges of ownership defined in this Contract. If the Owner dies during the Accumulation Period, the Beneficiary will, unless the Owner has elected otherwise, become the Owner of this Contract.

CONTRACT VALUE - The sum of the values of your interest in the Separate Account Divisions.

CONTRACT YEAR - The period between anniversaries of the Issue Date of this Contract.

CONTRIBUTION YEAR - Each Contract Year in which a Purchase Payment is made and each succeeding year measured from the end of the Contract Year during which such Purchase Payment was made.

DIVISION OR SEPARATE ACCOUNT DIVISION - A Division of the Separate Account invested wholly in shares of one of the Eligible Portfolios.

ISSUED DATE - The date shown on the Contract Data Page on which the first Contract Year and first Contribution Year begin.

NON-QUALIFIED PLAN - A retirement plan which does not receive favorable tax treatment under Section 401, 403(b), 408 or 457 of the Internal Revenue Code. PORTFOLIOS - One of the Portfolios shown on the Contract Data Page.

PURCHASE PAYMENTS - Amounts you pay to us under this Contract.

QUALIFIED PLAN - A retirement plan which receives favorable tax treatment under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

SEPARATE ACCOUNT OR ACCOUNT - A segregated investment account entitled, "Variable Annuity Account One", established by us.

VALUATION DATE - Monday through Friday except New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas Day.

VALUATION PERIOD - The interval between two consecutive Valuation Dates measured from 5:00 P.M. New York time.

WITHDRAWAL CHARGE - The charge assessed against certain withdrawals or annuitizations of Accumulation Units in their first five (5) Contribution Year.

WITHDRAWAL VALUE - The Contract Value, less any premium tax payable if the Contract is being annuitized, minus any applicable withdrawal Charge.

                                PURCHASE PAYMENTS

Purchase Payments are flexible. This means that you, subject to the minimums and maximums given below, may change the amount and the frequency or timing of Purchase Payments. The minimum initial Purchase Payment we will accept for a Contract issued pursuant to a Non-Qualified Plan is $1,000. Subsequent Purchase Payments must be at least $500.

The minimum initial Purchase Payment we will accept for a Contract issued pursuant to a Qualified Plan is $100. Purchase Payments will be allocated to one or more Separate Account Divisions. At least $500 must be allocated to each Division selected before an allocation can be made to an additional Division. If the Contract Value is less than $500, and no Purchase Payments have been made during the previous three full calendar years, we reserve the right, after 60 days written notice to you, to terminate this Contract and distribute the Withdrawal Value to you.

                           ACCUMULATION PERIOD

PURCHASE PAYMENTS AND CONTRACT VALUE - We will credit a Contract with the number of Accumulation Units in a Division which results from dividing the Purchase Payment(s) allocated to that Division, or the amount transferred into the Division, by the Accumulation Unit Value for that Division at the end of the Valuation Period next concluding after the allocation or transfer.

The Contract Value for any Valuation Period is determined by multiplying the number of Accumulation Units credited to each Division by the Accumulation Unit Value for that Division at the end of the Valuation Period and then adding the resultant values.

ACCUMULATION UNIT VALUE - The Accumulation Unit Value of a Separate Account Division for any Valuation Period is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1) is the total value of the assets of the Separate Account Division minus total liabilities;

(2) is the cumulative unpaid charge for assumption of mortality and expense risks;

(3) is the number of Accumulation Units outstanding at the end of such Valuation Period.

During the Accumulation Period, each Separate Account Division is assessed with a daily charge for mortality and expense risks. The charge will equal an aggregate of 1.25% per annum of the average daily net asset value of each Division. Net asset value of each Division for any Valuation Period is calculated by dividing (1) above by (3) above.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

RECORDS MAINTENANCE CHARGE - During the Accumulation Period, a Records Maintenance Charge of $30 is assessed each Contract Year against each Contract in force on the anniversary of the Issue Date. If a total surrender of Contract Value is made, the charge will be assessed as of the date of surrender. If the Contract participates in more than one Separate Account Division, an equal share of the $30 charge will be made against each Division. The number of Accumulation Units representing your Contract's interest in the affected Separate Account Divisions will be reduced to reflect the Records Maintenance Charge.

ADMINISTRATIVE EXPENSE CHARGE - During the Accumulation period, each Separate Account Division is assessed with a daily charge for mortality and expense risks. The charge will equal an aggregate of .15% per annum of the average daily net asset value of each Division. Net asset value of each Division for any Valuation Period is calculated dividing (1) by (3) as described in the Accumulation Unit Value provision. This charge will be reduced to the extent it exceeds that required for administrative expenses.

TRANSFERS DURING ACCUMULATION PERIOD - You may transfer all or part of the Contract Value among Separate Account Divisions subject to the following conditions:

(1) the minimum amount which may be transferred from a Division is $500 or, the remaining Contract Value in a Separate Account Division if less than $500;

(2) no partial transfer can be made if your remaining Contract Value in a Separate Account Division will be less than $500 after the transfer;

(3) transfers will be honored on the Valuation Date next following receipt by us of a written direction (containing all required information);

(4) if you make a transfer within 30 days of the Issue Date, a transfer fee of $25 ($10 in Pennsylvania and Texas) will be charged.

We reserve the right to at any time suspend, modify, or terminate the transfer privilege at any time with notice.

The Accumulation Units credited to a Separate Account Division will be reduced based on the Accumulation Unit Value at the end of the Valuation Period next following the Valuation Period during which we receive a completely detailed request for a transfer. Accumulation Units will be credited to the Contract Value in the Separate Account Division to which the transfer is being made at the same time.

TOTAL WITHDRAWAL DURING THE ACCUMULATION PERIOD - You may, during the Accumulation Period, withdraw all the Contract Value remaining after deduction of the Withdrawal Charge, if any.

An election for total withdrawal must be made in writing to us at our Annuity Service Office. Payment made to us in honoring an election for total withdrawal prior to receipt by us of notice of the death of the Annuitant or the Owner will discharge our obligations under this Contract.

PARTIAL WITHDRAWALS DURING THE ACCUMULATION PERIOD - You may, during the Accumulation Period, withdraw portions of the Contract Value, subject to the following conditions:

(1) each partial withdrawal must be for an amount which is not less than $500 or, if smaller, the remaining value in a Separate Account Division;

(2) the remaining value in each Separate Account Division from which a partial withdrawal is requested must be at least $500 after the partial withdrawal is completed;

(3) an election to make a partial withdrawal must be made in writing to us at our Annuity Service Office;

(4) the election must indicate the amount(s) and the Separate Account Division(s) from which the partial withdrawal is requested;

(5) the maximum amount of a partial withdrawal will be equal to the Contract Value in the Division minus the amount of the Withdrawal Charge, if any; and

(6) you have the right to specify the Division from which a withdrawal is to be made.

Any payment made by us for partial withdrawal prior to receipt by us of notice of the death of the Annuitant or the Owner will discharge our obligation under this Contract to the extent of the payment.

IF A WITHDRAWAL CHARGE IS APPLICABLE. THE REDUCTION IN THE CONTRACT VALUE REQUIRED TO PRODUCE THE AMOUNT F THE PARTIAL WITHDRAWAL REQUESTED WILL BE GREATER THAN THE AMOUNT ACTUALLY PAID BY US TO YOU. THE ACTUAL DOLLAR AMOUNT OF A PARTIAL WITHDRAWAL REQUESTED WILL BE THE AMOUNT PAID TO YOU.

FREE WITHDRAWAL AND WITHDRAWAL CHARGES -
(1) all Purchase Payments in a given Contract Year are totalled and are used separately in calculating applicable Withdrawal Charges.

(2) all withdrawals will be assessed first against Purchase Payments in the earliest Contract Years.

(3) The amount which may be withdrawn in any Contract Year without a Withdrawal Charge is 10% of the aggregate Purchase Payments made as of the date of the partial withdrawal, less prior withdrawals. A free withdrawal can be made only once per Contract Year and must be the first withdrawal in that Contract Year. No free withdrawal is permitted during the first Contract Year.

(4) any amount withdrawn which exceeds the limitations specified in (3) above will be subject to a Withdrawal Charge in accordance with the Withdrawal Charge Table.

                             WITHDRAWAL CHARGE TABLE

         CONTRIBUTION YEAR                           RATE
         -----------------                           ----

         First                                       5%
         Second                                      4%
         Third                                       3%
         Fourth                                      2%
         Fifth                                       1%
         Sixth and later                             0%

The Rate applies to Purchase Payments.

WITHDRAWAL PROCEDURES - The Accumulation Units credited to a Contract in a Separate Account Division will be reduced based on the Accumulation Unit Value at the end of the Valuation Period during which an election of withdrawal completely contained all required information is received by us at our Annuity Service Office. An amount withdrawn will be paid within seven calendar days after the date proper written election is received by us, except as provided below.

SUSPENSION OF WITHDRAWAL PRIVILEGES - We may suspend the right of withdrawal privileges or delay payment more than seven calendar days:

(1) during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings);

(2) when trading in the markets the Account or a Portfolio normally utilizes is restricted or an emergency exists as determined by the Securities and Exchange Commission so that disposal of the Account's or Portfolio's investments or determination of Accumulation Unit Value is not reasonably practicable; or

(3) for such other periods as the Securities and Exchange Commission by order may permit for protection of the Contract Owners.

                                  DEATH BENEFIT

The Death Benefit is equal to the greater of:

(1) the Contract Value at the end of the Valuation Period during which Due Proof of death and an election of the type of payment by the Beneficiary is received by us at our Annuity Service Office; or

(2) the total dollar amount of Purchase Payments minus the total dollar amount of partial withdrawals and applicable withdrawal charges; and

(3) after the firth Contract Year, the Contract Value at the last Contract Anniversary minus the total dollar amount of partial withdrawals made since that anniversary.

Payment of the Death Benefit may be made in one lump sum or applied under one of the Annuity Options.

Due Proof of death means a certified copy of a death certificate or a certified copy of a decree of a court of competent jurisdiction as to a finding of death, or written statement by a Doctor of Medicine who attended the deceased at time of death, or any other proof satisfactory to us.

DEATH OF ANNUITANT - The Death Benefit will be payable to the Beneficiary upon receipt by us of Due Proof of the Annuitant's death during the Accumulation Period.

                                 DEATH OF OWNER

The following section applies only if this Contract is issued on a non-qualified basis and if either of the two following conditions exist:

(A) The Owner and the Annuitant are the same individual and that individual dies during the Accumulation Period; or

(B) The Owner and Annuitant are different persons and the Owner dies during the Accumulation Period prior to the Annuitant's death.

If either of the above conditions occur, the following provisions apply:

(1) If the Beneficiary is the spouse of the Owner, then the Beneficiary becomes the Owner and this Contract remains in full force and effect.

(2) If the Beneficiary is a natural person and not the spouse of the Owner, the Beneficiary becomes the Owner. The Beneficiary becomes the Owner. The Beneficiary can elect to have the existing Contract Value paid under one of the Annuity Options set forth in this Contract over a period not extending beyond the life expectancy of the Beneficiary at the time of the election: however, payments under any Annuity Option selected must begin not later than one year after the date of death of the previous Owner.

         Alternatively, the Beneficiary may elect to receive a lump sum distribution of the greater of: (a) the current Contract Value at the time of election; or (b) the total amount of Purchase Payments made under the Contract less the aggregate dollar amount of any partial withdrawals. Under this alternative election, the lump sum must be paid to the Beneficiary within five years of the previous Owner's death.

(3) If there is no Beneficiary or if the Beneficiary is not a natural person, then the entire Contract Value must be paid out within five years of the Owner's death.

                                 ANNUITY PERIOD

ELECTION OF ANNUITY OPTION AND ALLOCATION OF ANNUITY PAYMENTS - Election of an Annuity Option must be made by written notice to us at our Annuity Service Office. The election may be made:

(1)      by the Owner prior to the Annuity Date and Annuitant's death;

(2) by the Annuitant on the Annuity Date unless the Owner has restricted the right to make an election; or

(3) by the Beneficiary upon the Annuitant's death unless the Owner has restricted the right to make an election.

If the Contract Value to be applied is less than $5,000, we may make payment in one lump sum. If the amount of the first scheduled payment is less than $50, we may increase the interval between payments to a quarterly, semi-annual or annual payment to make the first payment at least $50. Option 3 may be elected only if the Contract Value to be applied is at least $20,000. Payment must be made to a natural person referred to as the payee.

The amount we use in determining annuity payments under Options 1, 2, and 3, subject to adjustment for any applicable Withdrawal Charge and premium taxes, is the Contract Value at the end of the Valuation Period immediately preceding the Valuation Period which includes the Annuity Date. If Option 1 or 2 is elected, no Withdrawal Charge will apply.

Payment under Option 3 or in accordance with the Other Settlement Arrangements section may subject the Contract Value to a Withdrawal Charge. If Option 3 is elected, the Contract Value may be subject to a Withdrawal Charge in accordance with the Withdrawal Charge Table.

If no other Annuity Option is elected, the amount payable will be made under Option 1 with a 10 year period certain.

ANNUITY OPTIONS - The amount payable may be paid under one of the following options or in any other manner agreed to by us:

OPTION 1 - LIFE ANNUITY WITH INSTALLMENTS GUARANTEED - We will make monthly payments for the guaranteed period elected and then for the remaining lifetime of the payee. The period elected may be only 10 or 20 years. If the payee dies before the end of the guaranteed period, the present value, based on a 5% annual interest rate, of remaining guaranteed payments will be paid to the payee's estate or the Beneficiary.

OPTION 2 - JOINT AND SURVIVOR ANNUITY - We will pay the full monthly income while both payees are living. Upon the death of either payee, income will continue during the lifetime of the surviving payee at the percentage of such full amount chosen when this option was elected.

OPTION 3 - INCOME FOR SPECIFIED PERIOD - We will make monthly payments for the period elected but not less than 5 years or more than 30 years. The election must be made for full twelve-month periods.

OTHER SETTLEMENT ARRANGEMENTS - Our agreement is necessary for other payment methods.

VARIABLE ANNUITY - The Contract Value at the end of the Valuation Period immediately preceding the Valuation Period which includes the Annuity Date will first be reduced by the dollar amount of any Withdrawal Charge and then by any applicable premium taxes. The remaining value will be used to calculate the first monthly annuity payment. For Annuity Options 1, 2 and 3, the first monthly annuity payment will be based upon the Annuity Option elected and the appropriate Annuity Option Table.

With respect to Options 1, 2 and 3, the number of Annuity Units for each Separate Account Division for purposes of determining subsequent annuity payments is determined by dividing the amount of the first monthly annuity payment attributable to the Contract Value in that Separate Account Division by the Annuity Unit Value for the Division at the end of the Valuation Period which includes the Annuity Date. The number of Annuity Units per payment will remain fixed unless a transfer is made. The amount of any subsequent annuity payments will be determined by multiplying the number of Annuity Units per payment in each Separate Account Division by the Annuity Unit Value for that Division at the end of the Valuation Period immediately preceding the valuation Period which includes the date on which payment is to be made and then adding the resultant values. The Annuity Unit Value may increase or decrease from Valuation Period to Valuation Period.

We guarantee that the dollar amount of each annuity payment after the first will not be adversely affected by variations in actual expenses or by variations in mortality experience from the expense and mortality assumptions on which the first payment is based.

The Annuity Tables are based on the 1983 Table A, projected at Scale G with interest at the rate of 5% per annum and assume births in year 1942. The amount of each annuity payment will depend upon the sex and adjusted age of the Annuitant, he joint annuitant, if any, or other payee. The adjusted age is determined from the actual age nearest birthday at the time the first monthly annuity payment is due according to the Table A below.

                                     TABLE A

                         Adjustment                                 Adjustment
Calendar                 to Actual           Calendar               to Actual
Year of Birth            Age                 Year of Birth          Age
---------------          ------------        --------------         ----------
1899-1905                +6                  1946-1951              -1
1906-1911                +5                  1952-1958              -2
1912-1918                +4                  1959-1965              -3
1919-1925                +3                  1966-1972              -4
1926-1932                +2                  1973-1979              -5
1933-1938                +1                  1980-1985              -6
1939-1945                 0

ANNUITY UNIT VALUE - For each Separate Account Division, the value of an Annuity Unit at the end of any Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the net investment factor for the Valuation Period for which the Annuity Unit Value is being calculated, and multiplying the result by an interest factor of .999866337 per calendar day of such Valuation Period to offset the effect of the assumed rate of 5.00% per annum in the Annuity Option Table.

The net investment factor for each Division for any Valuation Period is determined by dividing:

(1) the value of an Accumulation Unit of the applicable Division as of the end of the current Valuation Period: by

(2) the value of an Accumulation Unit of the applicable Division as of the end of the immediately preceding Valuation Period.

TRANSFERS DURING THE ANNUITY PERIOD - During the Annuity Period, the payee(s) may transfer the Contract Value in the Separate Account Divisions. To do so, send a written request to our Annuity Service Office. A transfer may be made subject to the following:

(1)      a transfer may be made once each Contract Year;

(2) a request for a transfer must be received by us at our Annuity Service Office at least 45 days before the Contract Anniversary as of which the transfer will take effect;

(3) a transfer will be effected at the next Annuity Unit Value calculated after we receive the transfer request;

(4)      no transfer may be made during the first year of the Annuity Period;

(5)      the entire interest in a Separate Account Division must be transferred.

The number of Annuity Units per payment attributable to a Separate Account Division to which a transfer(s) is made, determined as of the effective date of the transfer, will be equal to the number of Annuity Units per payment in the Division from which the transfer(s) is being made multiplied by the Annuity Unit Value for that Division, the amount being divided by the Annuity Unit Value for the Separate Account Division to which transfer is being made.

We reserve the right at any time and without prior notice to any party to terminate, suspend or modify the transfer privileges described above.

SUPPLEMENTARY ANNUITY AGREEMENT - An Annuity Agreement will be issued to reflect payments to be made under an Annuity Option. If settlement is a result of Annuitant's death or the Owner's death, the effective date of the Annuity Agreement will be the date of receipt of Due Proof of death, as defined above. Otherwise, the effective date will be the date specified in the Annuity Agreement.

CHANGE OF ANNUITY DATE - You may elect to change the Annuity Date during the lifetime of the Annuitant. An election to change the Annuity Date must be in written form received by us at our Annuity Service Office at least 7 days before the Annuity Date then reflected on our records.

EVIDENCE OF AGE, SEX AND SURVIVAL - We may require satisfactory evidence of:

(1) the age and sex of any person(s) on whose life the annuity payments are to be based; and

(2) the continued survival of any person(s) on whose life the annuity payments are based.

DISBURSEMENT OF FUNDS UPON DEATH OF PAYEE - At the payee's death, unless otherwise provided in the Annuity Agreement, the commuted value, based on 5.00% interest of any remaining unpaid guaranteed installments, will be paid in one sum to the Beneficiary. The value (to be commuted) of the remaining installments will be determined by using (for all payments) the Annuity Unit Value next determined after Due Proof of death is received by us.

PROTECTION OF BENEFITS - Unless otherwise provided in the Annuity Agreement, the payee may not commute, anticipate, assign, alienate or otherwise encumber any payment to be made.

CREDITORS - Proceeds under this Contract and any payment under any of the above options will exempt from the claims of creditors and from legal process to the extent permitted by law.

                  TABLES OF MONTHLY INSTALLMENTS UNDER OPTION 1

      Monthly installments for ages not shown will be furnished on request.

               OPTION 1 Life Annuity with Installments Guaranteed
                          Guaranteed Period - 10 Years

 Adjusted          Monthly Installment  Adjusted     Monthly Installment
    Age            for each $1,000 of      Age       for each $1,000 of
Male   Female      Amount Applied      Male  Female  Amount Applied
-------------      ------------------- ------------  -------------------
40       46             $4.74          58      64           $5.63
41       47              4.77          59      65            5.70
42       48              4.81          60      66            5.79
43       49              4.84          61      67            5.87
44       50              4.88          62      68            5.96
45       51              4.92          63      69            6.06
46       52              4.96          64      70            6.15
47       53              5.00          65      71            6.26
48       54              5.05          66      72            6.36
49       55              5.09          67      73            6.48
50       56              5.14          68      74            6.59
51       57              5.19          69      75            6.71
52       58              5.24          70                    6.84
53       59              5.30          71                    6.97
54       60              5.36          72                    7.10
55       61              5.42          73                    7.23
56       62              5.49          74                    7.37
57       63              5.56          75                    7.51
------------------------------------------------------------------------


              OPTION 1 Life Annuity with Installments Guaranteed
                          Guaranteed Period - 20 Years


 Adjusted          Monthly Installment  Adjusted     Monthly Installment
    Age            for each $1,000 of      Age       for each $1,000 of
Male   Female      Amount Applied      Male  Female  Amount Applied
-------------      ------------------- ------------  -------------------
40       46             $4.69          58      64          $5.39
41       47              4.72          59      65           5.44
42       48              4.75          60      66           5.49
43       49              4.78          61      67           5.54
44       50              4.81          62      68           5.59
45       51              4.84          63      69           5.65
46       52              4.87          64      70           5.70
47       53              4.91          65      71           5.75
48       54              4.95          66      72           5.81
49       55              4.98          67      73           5.86
50       56              5.02          68      74           5.91
51       57              5.06          69      75           5.96
52       58              5.11          70                   6.01
53       59              5.15          71                   6.06
54       60              5.19          72                   6.10
55       61              5.24          73                   6.15
56       62              5.29          74                   6.19
57       63              5.34          75                   6.22
------------------------------------------------------------------------

                 TABLE OF MONTHLY INSTALLMENTS UNDER OPTION 2

            Monthly installments for ages or combination of ages not
                       shown will be furnished on request.

                       OPTION 2 Joint and Survivor Annuity

Adjusted Age
of Other Payee                          Adjusted Age of Annuitant
--------------    --------------------------------------------------------------
Male                  51      56      58       61      63        66      71
        Female        57      62      64       67      69        72      77
--------------   --------------------------------------------------------------
50         56      $4.72    $4.80   $4.84   $4.88    $4.91     $4.95    $5.01
55         61       4.81     4.92    4.96    5.03     5.07      5.13     5.23
57         63       4.84     4.97    5.02    5.09     5.14      5.21     5.32
60         66       4.89     5.04    5.10    5.19     5.25      5.34     5.47
62         68       4.93     5.08    5.15    5.25     5.32      5.42     5.58
65         71       4.97     5.15    5.23    5.35     5.43      5.55     5.75
70         76       5.04     5.25    5.35    5.50     5.60      5.77     6.05
--------------------------------------------------------------------------------


                   TABLE OF MONTHLY INSTALLMENTS UNDER OPTION 3

                    OPTION 3 Income for Specified Period

         Monthly                                     Monthly
Specified         Installment               Specified         Installment
 Period           for each $1,000 of         Period           for each $1,000 of
 (Years)          Amount Applied              (Years)         Amount Applied
-----------       -------------------       ----------        --------------------
   5              $18.74                      18              $6.94
   6               15.99                      19               6.71
   7               14.02                      20               6.51
   8               12.56                      21               6.33
   9               11.42                      22               6.17
  10               10.51                      23               6.02
  11                9.77                      24               5.88
  12                9.16                      25               5.76
  13                8.64                      26               5.65
  14                8.20                      27               5.54
  15                7.82                      28               5.45
  16                7.49                      29               5.36
  17                7.20                      30               5.28

THE CONTRACT - This Contract and the attached Application are the entire contract between the parties. All statements made in the Application are, in the absence of fraud, deemed representations and not warranties. No statement will void this Contract or be used as a defense to a claim unless it is contained in the Application.

MODIFICATION OF CONTRACT - Only our President or Secretary may approve a change or waive the provisions of this Contract. Any change or waiver must be in writing. No agent has authority to change or waive the provisions of this Contract.

INCONTESTABILITY - This Contract will not be contestable after it has been in force for a period of two years from the Issue Date.

MISSTATEMENT OF AGE OR SEX - If a payee's age or sex is misstated, we will adjust any amount to be paid based upon the corrected age or sex; the date of the first payment will not be changed. Any underpayment will be paid immediately. Any overpayment will be deducted from payments subsequently accruing.

BENEFICIARY - You may designate a Beneficiary to receive any amount payable on death. The original Beneficiary will be named in the Application. You may change the Beneficiary by filing a written request with us at our Annuity Service Office unless an irrevocable Beneficiary designation was previously filed with us. Any change will take effect when recorded by us. However, any change will take effect as of the date such request was signed, except as to any payment made or other action taken by us before the change was recorded.

If there is more than one Beneficiary, the interest of any Beneficiary who predeceases the Annuitant will pass to the survivor of survivors, share and share alike, unless otherwise provided in the Beneficiary designation. If no designated Beneficiary survives the Annuitant, the Beneficiary will be the Annuitant's estate.

CHANGE OF OWNERSHIP - NOTE: A CHANGE OF OWNERSHIP MAY BE A TAXABLE EVENT, YOU SHOULD FIRST CONSULT WITH YOUR TAX ADVISOR.

OWNERSHIP - If no designated Beneficiary who is a natural person survives the Owner, the Owner's estate will become the new Owner.

Ownership may be change at any time during the Annuitant's lifetime. A change must be made by written notice from the Owner sent to us at our Annuity Service Office with information sufficient to clearly identify the new Owner to us. No change will take effect until received by us. Upon being received, any change will take effect as of the date it was signed, except for action taken by us before the change was received. We reserve the right to require this Contract for endorsement of a change.

ASSIGNMENT - No assignment of this Contract is binding until received by us at our Annuity Service Office. We assume no responsibility for the validity of any assignment.

NOTE: AN ASSIGNMENT MAY CONSTITUTE A TAXABLE EVENT. YOU SHOULD FIRST CONSULT WITH YOUR TAX ADVISOR.

Any claim under an assignment is subject to proof of the extent of interest. If this Contract is assigned, your rights and the Beneficiary's rights are subject to the rights of any assignee of record.

OWNERSHIP OF THE SEPARATE ACCOUNT ASSETS - We have exclusive ownership and control of all assets in the Separate Account.

LIABILITIES OF SEPARATE ACCOUNTS - The assets held in the Separate Account will not be charged with liabilities arising out of any other business we may conduct. The assets are held and applied exclusively for the benefit of Owners, Annuitants, Beneficiaries or payees of the Variable Annuity Contracts.

NONPARTICIPATION IN SURPLUS - This Contract does not share in our profits or surplus.

DELAY OF PAYMENTS - We may defer making any payments for up to six months.

SUSPENSION OF PAYMENTS - We may suspend or postpone payments if any of the following occur;

(1) during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings);

(2) when trading in the markets the Account or a portfolio normally utilizes is restricted, or an emergency exists as determined by the Securities and Exchange Commission so that disposal of the Account's or a Portfolio's investment or determination of Accumulation Unit Value is not reasonably practicable; or

(3) for such other periods as the Securities and Exchange Commission by order may permit for protection of the Contract Owners.

REPORTS - Once each Contract Year, we will furnish you with an Annual Report of the Separate Account and a statement showing the Contract Value.

ADDITION, SUBSTITUTION AND CONVERSION - We reserve the right to add additional Eligible Portfolios from time to time. If additional Eligible Portfolios are added, we will notify you in writing. If shares of a Portfolio are not available for purchase or if, in our judgment, further investment in the shares is no longer appropriate in view of the purposes of the Separate Account, shares of or interests in another investment portfolio or company may be substituted for Portfolio shares held or to be purchased by future Purchase Payments or transfers under this Contract.

Further, if we deem it to be in the best interests of the Owners, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Act in the event such registration is no longer required or advisable. In the event any such substitution or change occurs, we will promptly notify the Owners.

CHANGES IN THE LAW - If laws governing this Contract or the taxation of benefits under this Contract change, we will amend this Contract to comply with these changes.

                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                       DEFERRED VARIABLE ANNUITY CONTRACT

                                NONPARTICIPATING
                                  NO DIVIDENDS



ANCHOR NATIONAL
Life Insurance Company
11601 Wilshire Boulevard                                    Anchor National
Los Angeles, California  90025                              a SunAmerica Company